Exhibit 99.1

      ZOLL Medical Corporation Announces Second Quarter Results;
           Non U.S. Military Sales Grow 22% Year over Year

    CHELMSFORD, Mass.--(BUSINESS WIRE)--April 26, 2005--ZOLL Medical Corporation (NASDAQ: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced second quarter revenues of $52,491,000, an increase of 3% as compared to revenues of $50,761,000 for the comparable prior year quarter. Net income for the quarter decreased to $159,000 or $0.02 per diluted share as compared to $1,558,000 or $0.17 per diluted share in the second quarter of the prior year.
    During the quarter, the Company shipped $2.9 million of product to the U.S. Military, an expected decline from the $10.1 million shipped in the same period last year. Excluding sales to the U.S. Military during both periods, the Company experienced sales growth of 22%.
    Sales to the North American market decreased by 1% to $39.8 million as compared to $40.3 million for the comparable prior year period. North American hospital revenues decreased to $17.0 million as compared to $21.1 million in the second quarter of last year. Included in the North American hospital revenue were sales to the U.S. Military. Excluding the U.S. Military, North American sales increased 22% from $30.2 million to $36.9 million, while North American hospital revenues increased 27% from $11.1 million to $14.1 million. Sales to the North American pre-hospital market increased 26% to $17.8 million, as compared to $14.1 million in the comparable prior year period. International revenues increased by 20% to $12.7 million as compared to $10.5 million in the second quarter of last year. AED product sales, including the new AED Pro(TM) product which began shipping at the end of the quarter, increased by 21% to $8.4 million compared to $7.0 million in the same period last year. The Company shipped approximately $1.6 million of AutoPulse(TM) product during the quarter.
    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "This quarter was a small step forward for the Company. We experienced growth in multiple markets and we returned the Company to profitability during the quarter. While we saw good growth outside the military, we were not able to make up for the decline in military sales. Our inability to replace the expected drop-off in U.S. Military sales continues to hurt our comparisons to prior year quarters, the decrease in shipments to the U.S. Military was primarily due to the completion of the "Patient Movement Initiative" contract, which standardized all branches of the military's patient transport defibrillation equipment to ZOLL."
    Mr. Packer continued, "International had another good quarter. We saw particular strength in the UK, Australia, and Latin America. While we are pleased with our progress, there is still opportunity for improvement in this area. Worldwide AED sales for the second quarter were in line with what we believe the market is growing. We continue to work on adjusting our AED strategy to achieve growth, but at the same time focusing on increased bottom line contribution."
    Mr. Packer further noted, "New unit sales of our AutoPulse product increased significantly from approximately 40 units of new sales orders in Q1 to over 100 in Q2. Our pipeline of potential sales continued to grow strongly during the quarter. However, we continue to see that potential customers' ability to obtain funding for this piece of capital equipment causes a delay in our ability to ramp this product even faster. It is likely to take more time and resources to really get this new product on track."
    Mr. Packer concluded, "During the second quarter, we implemented tight spending controls and achieved our goal of returning to profitability. However, we have not been successful in growing our revenues sufficiently to fill the hole left by lower military sales. Also, we were unable to make progress with respect to building a reasonable backlog, which now stands at just under $2 million, even having achieved good revenue growth in many areas. Therefore, our near term outlook continues to be conservative. During the second half of 2005, we will continue our efforts to build acceptance of the AutoPulse, leverage the effort of our sales and marketing organizations, and gain traction from new defibrillation products, such as the AED Pro. But we also need to build a backlog to help remove the end of quarter effect from our factory and provide less risk to our results. As a result, with our primary financial focus on 2006, we now expect 2005 shipments to be flat with 2004, with EPS of only 25 to 30 cents for the year. While we have not written 2005 off entirely, it is clear that the challenges we face are greater than anticipated at the start of the year, and it will take us until the start of 2006 to get the pieces in place to once again significantly grow our top and bottom lines. We believe that in 2006 with the military comparisons behind us, acceleration of AutoPulse sales and renewed strength from our selling efforts, we will have a strong year in terms of both revenue growth and profitability."

    About ZOLL Medical Corporation

    ZOLL Medical Corporation (NASDAQ: ZOLL) designs, manufactures, markets, and/or sells non-invasive resuscitation devices and software solutions. They include pacing and defibrillation devices (ZOLL's M Series(TM), AED Plus(TM), AED Pro(TM), and Lifecor, Inc.'s LifeVest(TM) Wearable Defibrillator), circulatory assist devices (Advanced Circulatory Systems, Inc.'s ResQPOD(TM) Circulatory Enhancer and Revivant Corporation's AutoPulse(TM)); and a fluid resuscitation product called the Power Infuser(R), manufactured by Infusion Dynamics, a division of ZOLL. These devices help healthcare professionals, emergency medical service providers, and first responders diagnose and treat victims of trauma, as well as sudden cardiac arrest.
    Additionally, through its subsidiary ZOLL Data Systems, ZOLL designs and markets software that automates the collection and management of both clinical and non-clinical data. With direct operations, international offices, and business partners in all of the world's major markets, ZOLL markets and sells its products in more than 140 countries. For more information, visit www.zoll.com or call +1 (978) 421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our outlook for the remainder of the year and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10Q filed with the SEC on February 11, 2005, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, Power Infuser and AutoPulse, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the impact of the acquisition of Revivant for which ZOLL has exercised its option, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company's supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company's products.

    Copyright (C) 2004 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AED Plus, AED Pro, M Series, and Power Infuser are trademarks of ZOLL Medical Corporation. The LifeVest System is a trademark of Lifecor, Inc. The ResQPOD is a trademark of Advanced Circulatory Systems, Inc. The AutoPulse Resuscitation System is a trademark of Revivant Corporation. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.


                     (Financial Results to Follow)


                       ZOLL MEDICAL CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                                April 3,   October 3,
                                                   2005         2004
                                             ------------  -----------
ASSETS
Current assets:
     Cash and cash equivalents                 $  21,472    $  40,685
     Short-term investments                       17,408       18,325
     Accounts receivable, net                     53,167       51,038
     Inventory                                    40,692       31,702
     Prepaid expenses and other current
      assets                                       7,556        7,273
                                              -----------  -----------
Total current assets                             140,295      149,023
Property and equipment, net                       24,423       24,221
Other assets, net                                 50,406       33,948
                                              -----------  -----------
                                               $ 215,124    $ 207,192
                                              ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                          $   9,301    $  12,321
     Accrued expenses and other liabilities       25,302       21,917
                                              -----------  -----------
Total current liabilities                         34,603       34,238
Deferred income taxes                              2,008        2,008
Total stockholders' equity                       178,513      170,946
                                              -----------  -----------
                                               $ 215,124    $ 207,192
                                              ===========  ===========


                       ZOLL MEDICAL CORPORATION
               CONDENSED CONSOLIDATED INCOME STATEMENTS
                 (In thousands, except per share data)



                       Three Months Ended       Six  Months Ended
                      April 3,    April 4,     April 3,   April 4,
                        2005        2004         2005       2004
                    ----------------------------------------------
Net sales            $ 52,491   $  50,761    $ 103,120  $ 101,603
Cost of goods sold     22,820      22,258       45,020     44,397
                     ---------- ----------   ---------- ----------
Gross profit           29,671      28,503       58,100     57,206
Expenses:
     Selling and
      marketing        18,980      18,236       38,647     35,992
     General and
      administrative    4,624       3,552        8,897      6,737
     Research and
      development       5,820       4,680       11,648      9,020
                     ---------- ----------   ---------- ----------
     Total expenses    29,424      26,468       59,192     51,749
Income (loss) from
 operations               247       2,035       (1,092)     5,457
Other income
 (expense)                (12)        291          332        870
                     ---------- ----------   ---------- ----------
Income (loss) before
 taxes                    235       2,326         (760)     6,327
Taxes (benefit)            76         768         (353)     2,088
                     ---------- ----------   ---------- ----------
Net income (loss)    $    159   $   1,558    $    (407) $   4,239
                     ========== ==========   ========== ==========
Earnings per share:
Basic                $   0.02   $    0.17    $   (0.04) $    0.46
                     ========== ==========   ========== ==========
Diluted              $   0.02   $    0.17    $   (0.04) $    0.46
                     ========== ==========   ========== ==========
Weighted average
 common shares:
Basic                   9,574       9,160        9,428      9,132

Diluted                 9,651       9,339        9,428      9,278

    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655
             Chief Financial Officer